Exhibit 99.1

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP REPORTS INCREASED EARNINGS FOR 2003 WITH
SUBSTANTIAL GROWTH IN ASSETS, DEPOSITS, AND NET LOANS

CENTURY CITY, CALIFORNIA, JANUARY 8, 2004- First Regional Bancorp (Nasdaq: FRGB) today announced record earnings for 2003, driven by a strong increase in lending activity.  Assets, deposits, and net loans all rose dramatically from the levels of a year ago.

For the twelve months ended December 31, 2003, net income was $4,615,000, or $1.59 per share (diluted), compared to $3,037,000, or $1.14 per share (diluted), for 2002.  In the fourth quarter, also ended December 31, 2003, net income was $1,346,000, or $0.45 per share (diluted), versus $920,000, or 34 cents per share (diluted), for the same three months of 2002.

Jack A. Sweeney, chairman and chief executive officer, said “2003 was a year of great achievement for First Regional Bancorp.  Total assets rose by 65% during the year, deposits rose 57%, and loans rose by 76% in 2003.  This balance sheet growth led First Regional to achieve record earnings in 2003.  Our net income of $4,615,000 represented a 52% increase over the results of the prior year.  Also contributing to our increased profitability were our regional offices and business units.  Each of these profit centers increased its contribution to First Regional’s success in 2003, and we anticipate further improvement in the future as these units continue to penetrate these respective markets.”

Mr. Sweeney continued:  “During the year, we established new regional offices in Hollywood and Westlake Village, enabling us to bring our proven business banking expertise to a broader base of business clients.  In order to keep pace with our strong asset growth, First Regional Bancorp further strengthened its capital base during 2003.  Early in the year, we obtained approximately $3 million of equity capital through a private placement of common stock, and in October we generated additional capital through the private placement of $15 million in convertible subordinated debentures.  In each case, the majority of the new capital was contributed to First Regional Bank to support its future growth.

Mr. Sweeney concluded:  “While 2003 was a most successful year for First Regional, we are optimistic that further improvement can be achieved in 2004 and beyond.  Of course, unforeseen events such as an economic slowdown or further interest rate reductions by the Federal Reserve could impact future results, but nonetheless we believe that First Regional’s future is bright.  We further believe that our proven business model characterized by strong asset quality, capital strength, and prudent reserves is the most effective way to deal with the inevitable economic uncertainties and to maximize shareholder value over time.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

(over)

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CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of December 31	2003	2002

ASSETS:
Cash and due from banks	$43,006	$28,014
Investment securities	7,456	2,739
Funds sold	0	21,960
Federally guaranteed loans	9,398	16,260
Other loans, net	695,788	383,593
Premises and equipment	1,866	1,558
Other assets	15,725	13,130

Total assets	$773,239	$467,254

LIABILITIES AND CAPITAL:
Demand deposits	$251,976	$173,192
Savings deposits	33,072	24,207
Money market deposits	251,380	178,563
Time deposits	127,518	46,168

Total deposits	663,946	422,130

Funds purchased	0	161
Federal Home Loan Bank advances	42,000	0
Subordinated debentures	27,500	12,500
Other liabilities	4,761	4,633

Total liabilities	738,207	439,424

Stated capital	15,877	12,908
Retained earnings	19,155	14,921
Net unrealized gains (losses) on available for sale securities	0	1

Total capital	35,032	27,830

Total liabilities and capital	$773,239	$467,254

Book value per share outstanding	$12.29	$10.57

Total shares outstanding	2,850,736	2,633,996

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002

Interest and fees on loans	$9,188	$5,937	$31,350	$21,800
Interest on funds sold	46	151	237	484
Interest on securities	14	11	67	56

Revenue from earning assets	9,248	6,099	31,654	22,340

Interest on deposits	792	596	2,687	2,535
Interest on subordinated debentures	316	171	766	383
Interest on FHLB advances	22	0	59	0
Interest on funds purchased	2	1	8	8

Cost of funds	1,132	768	3,520	2,926

	8,116	5,331	28,134	19,414

Provision for loan losses	1,308	150	3,058	500

Net revenue from earning assets	6,808	5,181	25,076	18,914

Other revenue	1,433	1,010	4,696	3,544

Salaries and related benefits	3,659	2,971	13,781	10,831
Occupancy expense	419	343	1,490	1,318
Other operating expenses	1,862	1,655	6,636	5,487

Total operating expenses	5,940	4,969	21,907	17,636

Income before provision for taxes	2,301	1,222	7,865	4,822

Provision for income taxes	955	302	3,250	1,785

Net income	1,346	920	4,615	3,037

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002

Net income per share
Basic	$0.47	$0.35	$1.65	$1.15
Diluted	$0.45	$0.34	$1.59	$1.14

Average shares outstanding	2,848,757	2,632,017	2,790,980	2,630,312
Diluted average shares	3,006,014	2,674,584	2,901,349	2,662,086

RATIO ANALYSIS

Return on Average Equity (%)	16.11	13.78	14.66	11.52
Return on Average Assets (%)	0.76	0.80	0.78	0.75
Efficiency Ratio (%)	62.21	78.36	66.73	76.82
Assets per Employee ($000s)	4,925	3,513

Nonperforming Assets ($000s)	826	91
Reserve for Loan Losses ($000s)	7,800	5,500
Nonperforming Assets / Gross Loans (%)	0.12	0.02
Reserve for Loan Losses / Nonperforming Assets (%)	944.31	6043.96
Reserve for Loan Losses / Gross Loans (%)	1.09	1.36

“This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations”.